Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
March 28, 2005	Nasdaq-ACTT

ACT Teleconferencing Considers Strategic Alternatives

Denver, Colo. ACT Teleconferencing, Inc. (Nasdaq: ACTT) today announced that it has retained an investment banker, Think Equity Partners of San Francisco, to evaluate and advise the board regarding strategic alternatives, including the sale of all or part of the company.

The board will consider the Company’s options and determine the course of action that is in the best interest of its shareholders. A decision on any particular alternative has not been made and there can be no assurance that the Board of Directors will decide to undertake any transaction.

In commenting on the board’s decision, ACT’s Chief Executive Officer Gene Warren said “Our Board believes that this is an opportune time for us to explore alternatives for enhancing stockholder value and building upon our accomplishments.” Mr. Warren continued, “We want to assure our customers, vendors, and employees that we are committed to maintaining and strengthening our current business relationships.”

The Company undertakes no obligation to make any further announcement regarding its consideration of strategic alternatives.

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-233-3500; e-mail: lkaiser@acttel.com